Exhibit 99.1

Cadence Bancorporation reports

THIRD QUARTER 2021 FINANCIAL RESULTS

HOUSTON (October 25, 2021) – Cadence Bancorporation (NYSE: CADE) (“Cadence”) today announced net income for the quarter ended September 30, 2021, of $84.0 million or $0.67 per share, compared to net income of $101.3 million or $0.80 per share for the quarter ended June 30, 2021, and to net income of $49.3 million or $0.39 per share for the quarter ended September 30, 2020. Adjusted net income(1), excluding non-routine income and expenses(2), was $83.4 million or $0.67 per share for the quarter ended September 30, 2021, compared to $106.1 million or $0.84 per share for the quarter ended June 30, 2021, and compared to $51.4 million or $0.40 per share for the quarter ended September 30, 2020.

“As we look forward to the closing of our merger with BancorpSouth scheduled for the end of this week, I would like to take a moment to express my gratitude to every one of our bankers who have helped build our great institution over the past 11 years,” commented Chairman and Chief Executive Officer Paul B. Murphy, Jr. “We started with an all-star board and the goal of deploying $1 billion of opportunistic capital to strengthen the banking system in the years following the Great Financial Crisis. We have since grown to a premier $20 billion commercial bank serving Texas and the Southeast. I would like to thank our customers and the communities we serve for their trust and support. This merger takes us to the next chapter in the Cadence Bank story, and we pledge to continue to work hard for you and earn your loyalty.

“Our financial results for the third quarter provide an advantageous foundation for the new combined Cadence, highlighted by strong capital ratios, Common Equity Tier 1 ratio of 14.5%, and Total Capital of 16.6%, and continued improvement in credit, as demonstrated by a 29% linked quarter decline in criticized loans, net recoveries of $0.4 million, a ($28.4) million provision release, and an allowance for credit losses at 1.91% of total loans or 218.6% to total nonperforming loans. The adjusted pre-tax pre-provision net revenue remained solid at $79.4 million or 1.66% of average assets, as did our profitability ratios with adjusted annualized returns on average assets and adjusted tangible common equity of 1.75% and 16.56%, respectively.

“I am proud of Cadence’s historical achievements. Our team is excited about combining our franchise with BancorpSouth to create a top-tier regional bank with approximately $48 billion in pro forma assets. This strategic combination expands our reach and offerings, which will have a positive impact for our customers and communities while driving long-term shareholder value. As I noted previously, the scale of our combined bank, our collective talent, our complementary cultures, and our strategic footprint in some of the fastest-growing markets in the country have us extremely excited about the future.  We look forward to delivering significant value to our shareholders, driven by meaningful synergies and our shared banking philosophy of putting the client first.”

Third Quarter 2021 Highlights:

Third quarter 2021 highlights are as follows:

•	Adjusted pre-tax pre-provision net revenue(1) (“PPNR”) remained solid at $79.4 million or 1.66% of average assets.
•

The allowance for credit losses (“ACL”) reflected a ($28.4) million provision release in the third quarter of 2021. The ACL remained meaningful at 1.91% of total loans. Our ratio of ACL to total nonperforming loans was 218.6%.

•	Net charge-offs (recoveries) were ($0.4) million or (0.01%) annualized of average loans.
•	We continued to deleverage the balance sheet, paying off $100 million in FHLB advances in the quarter in addition to the $90 million of debt paid off in the first half of this year.
•	Our capital ratios remained robust, with the Common Equity Tier 1 ratio at 14.5% and total risk weighted capital at 16.6%.
•	Our adjusted efficiency ratio(1) was 56.5%.
•	Annualized returns on average assets and tangible common equity were 1.76% and 16.66%, respectively.
•	Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) were 1.75% and 16.56%, respectively.

Balance Sheet:

Total assets were $19.8 billion as of September 30, 2021, an increase of $1.1 billion or 5.7% from June 30, 2021, and an increase of $1.3 billion or 7.3% from September 30, 2020. The linked quarter increase was largely driven by an increase in deposits and a corresponding increase in cash and cash equivalents, partially offset by small decreases in investment securities and total loans.

Cash and Cash Equivalents at September 30, 2021, totaled $3.4 billion as compared to $2.1 billion at June 30, 2021 and $1.2 billion at September 30, 2020. The $1.3 billion increase in the third quarter of 2021 was driven by an increase of $1.2 billion in deposits.

Loans at September 30, 2021 totaled $11.5 billion as compared to $11.6 billion at June 30, 2021, a decrease of $136.3 million or 1.2%. Loans decreased $2.0 billion or 14.6% from $13.5 billion at September 30, 2020. Non-PPP loans increased $76 million linked quarter before adjusting for $43 million of loans related to planned branch divestitures moved to held-for-sale. The increase in non-PPP loans was driven by increases in General C&I loans.

Investment Securities at September 30, 2021 totaled $4.0 billion as compared to $4.3 billion at June 30, 2021 and $3.1 billion at September 30, 2020. Securities as a percent of earning assets was 21.2%, 23.9% and 17.4% at September 30, 2021, June 30, 2021 and September 30, 2020, respectively. The decrease in securities from the linked quarter resulted primarily from sales of approximately $505 million during the quarter as part of balance sheet positioning in preparation for the upcoming merger with BancorpSouth Bank.

Total Deposits at September 30, 2021 were $17.1 billion, an increase of $1.2 billion or 7.2% from June 30, 2021 and up $1.4 billion or 8.6% from September 30, 2020. Non-interest bearing deposits increased to $6.3 billion or 36.9% of total deposits at September 30, 2021, up from $5.7 billion or 35.5% of total deposits at June 30, 2021 and $5.0 billion or 31.9% at September 30, 2020. Total cost of deposits declined to 0.12% for the third quarter of 2021, down from both the second quarter 2021 cost of 0.15% and the third quarter 2020 cost of 0.32%.

Total Borrowings at September 30, 2021 were $182.8 million, a decrease of $99.8 million from $282.7 million at June 30, 2021 and a decrease of $189.6 million from $372.4 million at September 30, 2020. The third quarter decrease was due to prepayment of $100.0 million in FHLB advances in September 2021.

Shareholders’ equity was $2.2 billion at September 30, 2021, essentially unchanged from June 30, 2021 and up $110.6 million or 5.3% from September 30, 2020. The linked quarter activity included quarterly net income of $84.0 million, a decrease of $39.1 million in other comprehensive income driven by a decline in unrealized gains on investment securities available-for-sale, purchases of $50.0 million in treasury stock, and $19.0 million in cash dividends.

Tangible common shareholders’ equity(1) was $2.1 billion at September 30, 2021, essentially unchanged from June 30, 2021 and up $130.3 million or 6.7% from September 30, 2020. The linked quarter increase resulted from the same factors noted above.

•

Total shareholders’ equity to total assets and tangible equity to tangible assets were 11.0% and 10.5%, respectively, at September 30, 2021, compared to 11.8% and 11.2%, respectively, at June 30, 2021, and 11.3% and 10.6%, respectively, at September 30, 2020.

•

Tangible book value per share(1) was $16.91 as of September 30, 2021, an increase of $0.19 or 1.1% from $16.72 as of June 30, 2021, and an increase of $1.51 or 9.8% from $15.40 as of September 30, 2020.

•	Total shares outstanding at September 30, 2021 were 122.4 million, down from 124.8 million due to share repurchase activity during the quarter.

Quarter end regulatory capital ratios remained robust during the quarter as follows:

	9/30/2021	6/30/2021	9/30/2020
Common equity Tier 1 capital	14.5%	14.7%	12.0%
Tier 1 leverage capital	11.3%	11.4%	9.9%
Tier 1 risk-based capital	14.5%	14.7%	12.0%
Total risk-based capital	16.6%	17.0%	14.7%

Asset Quality:

Credit quality metrics during the third quarter of 2021 reflected notable improvements including net recoveries and declines in nonperforming and criticized loan balances.

•

Net charge-offs (recoveries) for the third quarter of 2021 were ($0.4) million or (0.01%) annualized of average loans compared to $8.7 million or 0.29% annualized and $19.9 million or 0.58% annualized for the quarters ended June 30, 2021 and September 30, 2020, respectively. The current quarter net recoveries included charge-offs of $3.0 million in Energy, $1.1 million in CRE, and $0.7 million in general C&I as well as recoveries of $2.7 million in general C&I and $2.3 million in CRE.

•

Provision for credit losses was a release of ($28.4) million for the third quarter of 2021 as compared to a release of ($51.9) million for the second quarter of 2021 and a provision expense of $33.0 million for the third quarter of 2020. The current quarter’s release was driven by improved economic conditions and forecasts, as well as continued improvements in overall credit including significant reductions in nonperforming and criticized loans. The third quarter 2021 provision release included $20.9 million release in the CRE segment and $7.0 million release in the C&I segment.

•

The ACL was $219.6 million or 1.91% of total loans as of September 30, 2021, as compared to $247.7 million or 2.13% of total loans as of June 30, 2021 and $385.4 million or 2.86% of total loans as of September 30, 2020. Excluding PPP loans, the ACL was 1.92% of total loans at September 30, 2021, down from 2.17% at June 30, 2021.

•

Total nonperforming loans (“NPL”) totaled $100.4 million, $122.5 million, and $189.1 million as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively. As a percent of total loans, NPL were 0.87% at September 30, 2021, compared to 1.05% at June 30, 2021 and 1.40% at September 30, 2020.

•	The ACL to NPL was 218.6% as of September 30, 2021, as compared to 202.2% as of June 30, 2021 and 203.8% as of September 30, 2020.
•

Total criticized loans at September 30, 2021 were $475.9 million or 4.1% of total loans, down from $667.9 million or 5.7% at June 30, 2021 and $1.1 billion or 8.1% at September 30, 2020. The linked quarter decrease included declines of $65.2 million or 67.3% in Restaurant, $57.1 million or 35.9% in Energy, and $55.9 million or 30.7% in CRE which included $26.2 million or 28.3% in Hospitality-CRE.

•	Loans 30-89 days past due were 0.20% of total loans at September 30, 2021, compared to 0.36% at June 30, 2021 and 0.15% at September 30, 2020.

Total Revenue:

Total operating revenue(1) for the third quarter of 2021 was $198.2 million, up $13.2 million or 7.1% from the second quarter of 2021 and up $11.6 million or 6.2% from the third quarter of 2020.  Total adjusted operating revenue for the third quarter of 2021 was $182.5 million, down $2.5 million or 1.4% from the second quarter of 2021 and down $4.6 million or 2.5% from the third quarter of 2020.

Net interest income for the third quarter of 2021 was $136.1 million, a decrease of $2.4 million or 1.7% from the second quarter of 2021 and a decrease of $17.9 million or 11.6% from the third quarter of 2020.

•

Compared to the linked quarter, the net interest income declines were driven by declines in hedge income and PPP loan income of $4.1 million and $2.7 million, respectively. These declines were partially offset by net securities purchases increasing average earning assets, $1.3 million in number of days and $1.8 million in decreased interest expense resulting from lower funding costs.

•

Compared to the prior year, the net interest income decline included $11.6 million in lower hedge income, $5.0 million in lower PPP loan income, $0.6 million in lower accretion, and $9.3 million in lower interest income due to a mix shift from higher yielding loans to lower yielding investment securities as well as declining yields, partially offset by $8.8 million in lower funding costs due to a 55% reduction in cost of funds, supported by improved mix and debt payoffs.

Our net interest margin (“NIM”) for the third quarter of 2021 was 2.99% as compared to 3.10% for the linked quarter and 3.49% for the third quarter of 2020. The linked quarter NIM decline was due to lower PPP loan income and lower hedge income contributing 8 basis points and 6 basis points of the decline, respectively, with earning asset yield declines materially offset by increases in earning assets and lower funding costs.

•

Our total funding costs continued to decline in the quarter, down $1.8 million to 0.18% compared to 0.23% in the prior quarter. Total deposit costs declined by three basis points to 0.12% for the current quarter compared to 0.15% for the linked quarter, and total interest-bearing liability costs declined by eight basis points to 0.28% from 0.36% in the linked quarter. Average interest-bearing liabilities increased by $156.9 million or 1.5% from the prior quarter to $10.8 billion, and average noninterest-bearing deposits remained stable at $5.7 billion.

•

Yield on loans excluding accretion and hedge income was 3.80% in the current quarter, down three basis points from 3.83% in the linked quarter. Excluding the impact of PPP loans, this yield was 3.81% in the current quarter, down from 3.86% for the linked quarter. Average loans excluding PPP loans declined slightly by $10.7 million or 0.1% from the prior quarter to $11.5 billion.

•	PPP loans averaged $131.7 million in the current quarter with a yield of 3.38%, down from $619.3 million in the linked quarter.
•	Hedge income including collar gain recognition for the third quarter of 2021 was $8.1 million as compared to $10.8 million for the prior quarter.
•	Accretion on acquired loans totaled $5.8 million for the third quarter of 2021 as compared to $4.5 million for the prior quarter.
•

Yield on investment securities declined to 1.60% in the current quarter compared to 1.62% in linked quarter, with the lower yield reflecting the impact of securities purchased and sold in the current and prior quarters. Average investment securities increased by $365.3 million or 9.1% from the prior quarter to $4.4 billion.

•	Total earning asset yields declined to 3.16% in the current quarter compared to 3.31% in the linked quarter, with average balances increasing slightly to $18.1 billion.

Noninterest income for the third quarter of 2021 was $62.1 million, an increase of $15.6 million or 33.6% from the linked quarter, and an increase of $29.5 million or 90.6% from the same period of 2020. Adjusted noninterest income(1) for the third quarter of 2021 was $46.4 million, a decrease of $0.1 million or 0.2% from the linked quarter, and an increase of $13.3 million or 40.0% from the third quarter of 2020.  Adjusted noninterest income excludes net gains on securities and branch building sales.

•

The linked quarter increase was driven by increases of $15.7 million in securities gains and $3.6 million in earnings from alternative investments. These items were partially offset by decreases of $1.3 million and $2.0 million in credit related fees and SBA income, respectively.  The increase in securities gains was related to the sale of approximately $505 million in securities related to balance sheet positioning in contemplation for our upcoming merger with BancorpSouth Bank.

•

The increase from the prior year was driven by increases of $15.7 million in securities gain, $9.2 million in earnings from alternative investments, $2.0 million in service charges on deposits and $1.2 million in investment advisory fees. These increases were partially mitigated by a decrease of $2.1 million in mortgage banking income.

•	Adjusted noninterest income as a percent of adjusted total revenue for the third quarter of 2021 increased to 25.4% as compared to 25.1% for the linked quarter and 17.7% for the third quarter of 2020.

Noninterest expense for the third quarter of 2021 was $117.2 million, compared to $106.1 million for the linked quarter and compared to $94.9 million for the same period of 2020. Adjusted noninterest expense(1), which excludes the impact of non-routine items(2), was $103.1 million, up $3.3 million or 3.3% from the linked quarter and up $10.6 million or 11.4% from the third quarter of 2020.

•	Non-routine items in the third quarter of 2021 included $9.9 million in expenses related to regulatory settlements announced during the quarter and $4.2 million in merger related expenses.
•

The linked quarter increase in noninterest expenses resulted primarily from the non-routine regulatory settlement expense and a $2.2 million increase in compensation expense driven by increased incentive accruals, partially offset by a $2.1 million decline in non-routine merger related expenses.

•	The increase from the prior year was attributable to increased incentive accruals of $7.5 million related to improved company performance and $9.9 million expenses related to regulatory settlements.

Adjusted efficiency ratio(1) for the third quarter of 2021 was 56.5%, compared to the linked quarter ratio of 53.9% and the prior year’s third quarter ratio of 49.4%.

Taxes:

The effective tax rate for the third quarter of 2021 was 23.3% compared to 22.6% for the linked quarter and 16.1% for the third quarter of 2020.

Merger with BancorpSouth Bank

BancorpSouth Bank recently received all required regulatory approvals to complete the pending merger with Cadence Bancorporation. Subject to the satisfaction of all closing conditions, the merger is expected to close effective October 29, 2021.

Supplementary Financial Tables (Unaudited):

Supplementary financial tables (unaudited) are included in this release following the customary disclosure information.

About Cadence Bancorporation:

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $19.8 billion in total assets as of September 30, 2021. Its wholly owned subsidiary, Cadence Bank, N.A., operates 99 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee, and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, payroll and insurance services, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of approximately 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended with respect to BancorpSouth Bank’s and Cadence Bancorporation’s and Cadence Bank’s (together, “Cadence”) beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information but instead pertain to future operations, strategies, financial results or other developments.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “could,” “continue,” “seek,” “intend,” “estimate,” “expect,” “foresee,” “hope,” “intend,” “may,” “might,” “plan,” “should,” “predict,” “project,” “goal,” “outlook,” “potential,” “will,” “will result,” “will likely result,” or “would” or future or conditional verb tenses and variations or

(1)

Considered a non-GAAP financial measure. See Table 10 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 10 for a detail of non-routine income and expenses.

negatives of such terms. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Cadence cautions readers not to place undue reliance on the forward-looking statements contained in this communication, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of BancorpSouth Bank and Cadence.  The factors that could cause actual results to differ materially include the following:  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BancorpSouth Bank and Cadence; the outcome of any legal proceedings that have been or may be instituted against BancorpSouth Bank or Cadence; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of BancorpSouth Bank and Cadence to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BancorpSouth Bank and Cadence do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Cadence’s operations and those of BancorpSouth Bank; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; BancorpSouth Bank and Cadence’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by BancorpSouth Bank’s issuance of additional shares of its capital stock in connection with the proposed transaction; business and economic conditions generally and in the financial services industry, nationally and within Cadence’s current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with Cadence’s business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to Cadence’s business; Cadence’s ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; Cadence’s ability to maintain its historical earnings trends; Cadence’s ability to raise additional capital to implement its business plan; material weaknesses in Cadence’s internal control over financial reporting; systems failures or interruptions involving Cadence’s information technology and telecommunications systems or third-party servicers; the composition of Cadence’s management team and its ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of Cadence’s loan portfolio, including the identity of Cadence’s borrowers and the concentration of loans in energy-related industries and in its specialized industries; the portion of Cadence’s loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets Cadence holds; the extent of the impact of the COVID-19 pandemic on Cadence and its customers, counterparties, employees and third-party service providers, and the impacts to Cadence’s business, financial position, results of operations, and prospects; and other factors that may affect future results of BancorpSouth Bank and Cadence; and the other factors discussed in “Risk Factors” in BancorpSouth Bank’s Annual Report on Form 10-K for the year ended December 31, 2020, BancorpSouth Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and BancorpSouth Bank’s other filings with the Federal Deposit Insurance Corporation (the “FDIC”), which are available at https://www.fdic.gov/ and in the “Investor Relations” section of BancorpSouth Bank’s website, https://www.bancorpsouth.com/, under the heading “Public Filings,” and in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2020, Cadence’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and in Cadence’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “Investor Relations” section of Cadence’s website,

https://cadencebancorporation.com/, under the heading “SEC Filings.”  BancorpSouth Bank and Cadence assume no obligation to update the information in this communication, except as otherwise required by law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios Cadence presents, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”, “adjusted return on average assets”, “adjusted diluted earnings per share”, and “pre-tax, pre-provision net revenue” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  Cadence refers to these financial measures and ratios as “non-GAAP financial measures.” Cadence considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  Cadence believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding certain expenditures or assets that Cadence believes are not indicative of its primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.

Cadence believes that management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of Cadence’s performance.

The non-GAAP financial measures Cadence presents may differ from non-GAAP financial measures used by its peers or other companies. Cadence compensates for these limitations by providing the equivalent GAAP measures whenever it presents the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing Cadence’s performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 10).

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Income Statement Data
Interest income	$143,784	$148,029	$154,701	$170,739	$170,497
Interest expense	7,658	9,488	11,953	13,998	16,455
Net interest income	136,126	138,541	142,748	156,741	154,042
Provision (release) for credit losses	(28,407)	(51,876)	(48,262)	2,835	32,973
Net interest income after provision (release)	164,533	190,417	191,010	153,906	121,069
Noninterest income (1)	62,112	46,474	43,696	209,745	32,591
Noninterest expense	117,187	106,066	97,822	105,331	94,859
Income before income taxes	109,458	130,825	136,884	258,320	58,801
Income tax expense	25,472	29,516	30,459	57,737	9,486
Net income	$83,986	$101,309	$106,425	$200,583	$49,315
Weighted average common shares outstanding
Basic	123,840,090	124,732,617	125,079,250	125,973,736	125,956,714
Diluted	124,598,096	125,548,794	125,621,508	126,408,959	126,094,868
Earnings per share
Basic	$0.67	$0.81	$0.85	$1.58	$0.39
Diluted	0.67	0.80	0.84	1.57	0.39
Period-End Balance Sheet Data
Cash and cash equivalents	$3,426,831	$2,100,099	$1,888,518	$2,053,946	$1,247,172
Investment securities	4,003,138	4,277,448	3,918,666	3,332,168	3,088,699
Total loans, net of unearned income	11,498,228	11,634,502	12,365,334	12,719,129	13,465,556
Allowance for credit losses	219,607	247,732	308,037	367,160	385,412
Total assets	19,754,467	18,692,623	18,800,350	18,712,567	18,404,195
Total deposits	17,138,087	15,983,808	16,129,199	16,052,245	15,786,221
Noninterest-bearing deposits	6,322,646	5,670,234	5,556,217	5,033,748	5,033,338
Interest-bearing deposits	10,815,441	10,313,574	10,572,982	11,018,497	10,752,883
Borrowings and subordinated debentures	182,838	282,688	332,984	372,669	372,446
Total shareholders’ equity	2,182,088	2,202,738	2,092,536	2,121,102	2,071,472
Average Balance Sheet Data
Cash and cash equivalents	$2,243,526	$1,973,893	$2,195,037	$1,395,089	$1,112,258
Investment securities	4,383,864	4,018,601	3,446,172	3,201,722	2,960,357
Total loans, net of unearned income	11,644,822	12,143,148	12,651,585	13,238,440	13,652,395
Allowance for credit losses	248,464	308,076	370,736	393,306	389,243
Total assets	18,963,484	18,697,625	18,837,133	18,354,046	18,248,014
Total deposits	16,273,861	16,051,226	16,200,631	15,736,884	15,628,314
Noninterest-bearing deposits	5,722,202	5,726,273	5,356,120	5,245,478	4,892,079
Interest-bearing deposits	10,551,659	10,324,953	10,844,511	10,491,406	10,736,235
Borrowings and subordinated debentures	260,136	329,976	363,046	372,920	372,304
Total shareholders’ equity	2,199,977	2,114,127	2,085,712	2,072,030	2,052,079

(1)	The 4Q 2020 includes hedge revenue of $169.2 million, $129.5 million after tax

Table 1 (Continued) – Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Per Share Data:
Book value	$17.83	$17.66	$16.78	$16.84	$16.45
Tangible book value (1)	16.91	16.72	15.80	15.83	15.40
Cash dividends declared	0.150	0.150	0.150	0.075	0.050
Dividend payout ratio	22.39%	18.52%	17.65%	4.75%	12.82%
Performance Ratios:
Return on average common equity (2)	15.15%	19.22%	20.69%	38.51%	9.56%
Return on average tangible common equity (1) (2)	16.66	21.12	22.80	41.90	11.08
Return on average assets (2)	1.76	2.17	2.29	4.35	1.08
Net interest margin (2)	2.99	3.10	3.22	3.54	3.49
Efficiency ratio (1)	59.11	57.33	52.47	28.74	50.83
Adjusted efficiency ratio (1)	56.48	53.94	53.11	28.79	49.45
Asset Quality Ratios:
Total NPA to total loans, OREO, and other NPA	1.00%	1.20%	1.15%	1.24%	1.55%
Total nonperforming loans ("NPL") to total loans	0.87	1.05	1.00	1.08	1.40
Total ACL to total loans	1.91	2.13	2.49	2.89	2.86
ACL to total NPL	218.63	202.20	249.70	266.05	203.82
Net charge-offs to average loans (2)	(0.01)	0.29	0.39	0.64	0.58
Capital Ratios:
Total shareholders’ equity to assets	11.0%	11.8%	11.1%	11.3%	11.3%
Tangible common equity to tangible assets (1)	10.5	11.2	10.6	10.7	10.6
Common equity Tier 1 capital (3)	14.5	14.7	14.2	14.0	12.0
Tier 1 leverage capital (3)	11.3	11.4	10.9	10.9	9.9
Tier 1 risk-based capital (3)	14.5	14.7	14.2	14.0	12.0
Total risk-based capital (3)	16.6	17.0	16.7	16.7	14.7

(1)

Considered a non-GAAP financial measure. See Table 10 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 – Average Balances/Yield/Rates

	For the Three Months Ended September 30,
	2021			2020
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$9,933,466	$102,246	4.08%	$11,168,913	$123,177	4.39%
ANCI portfolio	1,575,138	19,626	4.94	2,295,097	28,214	4.89
PCD portfolio	136,218	3,665	10.67	188,385	3,460	7.31
Total loans	11,644,822	125,537	4.28	13,652,395	154,851	4.51
Investment securities
Taxable	4,040,187	15,047	1.48	2,694,012	13,164	1.94
Tax-exempt (2)	343,677	2,669	3.08	266,345	2,150	3.21
Total investment securities	4,383,864	17,716	1.60	2,960,357	15,314	2.06
Federal funds sold and short-term investments	2,012,073	824	0.16	942,017	432	0.18
Other investments	69,090	267	1.53	77,262	350	1.80
Total interest-earning assets	18,109,849	144,344	3.16	17,632,031	170,947	3.86
Noninterest-earning assets:
Cash and due from banks	231,453			170,241
Premises and equipment	128,213			127,432
Accrued interest and other assets	742,433			707,553
Allowance for credit losses	(248,464)			(389,243)
Total assets	$18,963,484			$18,248,014
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,302,457	$2,598	0.12%	$8,037,801	$4,682	0.23%
Savings deposits	402,023	61	0.06	319,004	140	0.17
Time deposits	1,847,179	2,313	0.50	2,379,430	7,741	1.29
Total interest-bearing deposits	10,551,659	4,972	0.19	10,736,235	12,563	0.47
Other borrowings	77,174	176	0.90	149,973	931	2.47
Subordinated debentures	182,962	2,510	5.44	222,331	2,961	5.30
Total interest-bearing liabilities	10,811,795	7,658	0.28	11,108,539	16,455	0.59
Noninterest-bearing liabilities:
Demand deposits	5,722,202			4,892,079
Accrued interest and other liabilities	229,510			195,317
Total liabilities	16,763,507			16,195,935
Shareholders' equity	2,199,977			2,052,079
Total liabilities and shareholders' equity	$18,963,484			$18,248,014
Net interest income/net interest spread		136,686	2.88%		154,492	3.27%
Net yield on earning assets/net interest margin			2.99%			3.49%
Taxable equivalent adjustment:
Investment securities		(560)			(451)
Net interest income		$136,126			$154,041
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 2 (Continued) – Average Balances/Yield/Rates

	For the Three Months Ended
	September 30, 2021			June 30, 2021
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$9,933,466	$102,246	4.08%	$10,256,387	$107,760	4.21%
ANCI portfolio	1,575,138	19,626	4.94	1,737,494	20,660	4.77
PCD portfolio	136,218	3,665	10.67	149,267	2,858	7.68
Total loans	11,644,822	125,537	4.28	12,143,148	131,278	4.34
Investment securities
Taxable	4,040,187	15,047	1.48	3,681,937	13,551	1.48
Tax-exempt (2)	343,677	2,669	3.08	336,664	2,644	3.15
Total investment securities	4,383,864	17,716	1.60	4,018,601	16,195	1.62
Federal funds sold and short-term investments	2,012,073	824	0.16	1,755,586	681	0.16
Other investments	69,090	267	1.53	69,873	431	2.47
Total interest-earning assets	18,109,849	144,344	3.16	17,987,208	148,585	3.31
Noninterest-earning assets:
Cash and due from banks	231,453			218,307
Premises and equipment	128,213			124,893
Accrued interest and other assets	742,433			675,293
Allowance for credit losses	(248,464)			(308,076)
Total assets	$18,963,484			$18,697,625
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,302,457	$2,598	0.12%	$7,933,078	$2,952	0.15%
Savings deposits	402,023	61	0.06	400,955	83	0.08
Time deposits	1,847,179	2,313	0.50	1,990,920	3,008	0.61
Total interest-bearing deposits	10,551,659	4,972	0.19	10,324,953	6,043	0.23
Other borrowings	77,174	176	0.90	146,701	924	2.53
Subordinated debentures	182,962	2,510	5.44	183,275	2,521	5.52
Total interest-bearing liabilities	10,811,795	7,658	0.28	10,654,929	9,488	0.36
Noninterest-bearing liabilities:
Demand deposits	5,722,202			5,726,273
Accrued interest and other liabilities	229,510			202,296
Total liabilities	16,763,507			16,583,498
Shareholders' equity	2,199,977			2,114,127
Total liabilities and shareholders' equity	$18,963,484			$18,697,625
Net interest income/net interest spread		136,686	2.88%		139,097	2.96%
Net yield on earning assets/net interest margin			2.99%			3.10%
Taxable equivalent adjustment:
Investment securities		(560)			(556)
Net interest income		$136,126			$138,541
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a federal income tax rate of 21%.

Table 3 – Loan Interest Income Detail

	YTD	For the Quarters,
(In thousands)	September 30,2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Interest Income Detail
Originated loans	$323,741	$102,246	$107,760	$113,735	$125,535	$123,177
ANCI loans: interest income	49,522	15,020	16,670	17,832	20,507	22,850
ANCI loans: accretion	13,475	4,606	3,990	4,879	5,436	5,364
PCD loans: interest income	7,278	2,472	2,372	2,433	3,355	2,421
PCD loans: accretion	2,624	1,193	486	945	465	1,039
Total loan interest income	$396,639	$125,537	$131,278	$139,824	$155,298	$154,851
Yields
Originated loans	4.22%	4.08%	4.21%	4.35%	4.57%	4.39%
ANCI loans without discount accretion	3.83	3.78	3.85	3.85	3.84	3.96
ANCI loans discount accretion	1.04	1.16	0.92	1.05	1.01	0.93
PCD loans without discount accretion	6.55	7.20	6.37	6.15	7.73	5.11
PCD loans discount accretion	2.36	3.47	1.31	2.39	1.08	2.20
Total loan yield	4.37%	4.28%	4.34%	4.48%	4.67%	4.51%

Table 4 – Allowance for Credit Losses (“ACL”) (1)

	For the Three Months Ended
(In thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Balance at beginning of period	$247,732	$308,037	$367,160	$385,412	$370,901
Charge-offs	(5,319)	(11,265)	(14,671)	(23,956)	(21,830)
Recoveries	5,746	2,541	2,563	2,770	1,936
Net (charge-offs) recoveries	427	(8,724)	(12,108)	(21,186)	(19,894)
Provision (release) for loan losses	(28,552)	(51,581)	(47,015)	2,934	34,405
Balance at end of period	$219,607	$247,732	$308,037	$367,160	$385,412

(1)	This table represents the activity in the ACL for funded loans.

Table 5 – ACL Activity by Segment

	For the Three Months Ended September 30, 2021
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of June 30, 2021	$131,309	$85,915	$30,508	$247,732	$754	$248,486
Provision (release) for credit losses	(7,025)	(20,933)	(594)	(28,552)	145	(28,407)
Charge-offs	(3,899)	(1,107)	(313)	(5,319)	—	(5,319)
Recoveries	3,323	2,262	161	5,746	—	5,746
As of September 30, 2021	$123,708	$66,137	$29,762	$219,607	$899	$220,506

	For the Nine Months Ended September 30, 2021
(In thousands)	Commercial and Industrial	Commercial Real Estate	Consumer	Total Allowance for Credit Losses	Reserve for Unfunded Commitments (1)	Total
As of December 31, 2020	$187,365	$141,187	$38,608	$367,160	$2,296	$369,456
Provision (release) for credit losses	(42,220)	(76,298)	(8,630)	(127,148)	(1,397)	(128,545)
Charge-offs	(28,241)	(2,325)	(688)	(31,254)	—	(31,254)
Recoveries	6,804	3,573	472	10,849	—	10,849
As of September 30, 2021	$123,708	$66,137	$29,762	$219,607	$899	$220,506

(1)	The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheets.

Table 6 – Criticized Loans by Segment

	As of September 30, 2021 (1)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$80,086	$101,587	$9,004	$190,677
Energy	33,095	61,848	7,060	102,003
Restaurant	8,087	21,692	1,949	31,728
Healthcare	6,868	2,493	—	9,361
Total commercial and industrial	128,136	187,620	18,013	333,769
Commercial real estate
Industrial, retail, and other	12,981	36,189	—	49,170
Hospitality	16,014	50,400	—	66,414
Multifamily	89	—	—	89
Office	10,689	—	—	10,689
Total commercial real estate	39,773	86,589	—	126,362
Consumer
Residential	—	15,667	—	15,667
Other	—	60	—	60
Total consumer	—	15,727	—	15,727
Total	$167,909	$289,936	$18,013	$475,858

(1) Criticized loans do not include loans held for sale of less than $0.1 million.

	As of June 30, 2021 (1)
(Amortized cost in thousands)	Special Mention	Substandard	Doubtful	Total Criticized
Commercial and industrial
General C&I	$88,877	$98,360	$10,849	$198,086
Energy	53,829	98,157	7,141	159,127
Restaurant	33,374	59,578	4,000	96,952
Healthcare	1,782	14,862	—	16,644
Total commercial and industrial	177,862	270,957	21,990	470,809
Commercial real estate
Industrial, retail, and other	18,460	39,211	—	57,671
Hospitality	24,267	68,324	—	92,591
Multifamily	10,409	1,411	—	11,820
Office	11,034	9,142	—	20,176
Total commercial real estate	64,170	118,088	—	182,258
Consumer
Residential	—	14,803	—	14,803
Other	—	21	—	21
Total consumer	—	14,824	—	14,824
Total	$242,032	$403,869	$21,990	$667,891

(1) Criticized loans do not include loans held for sale of $0.2 million.

Table 7 – Nonperforming Assets

	As of
(In thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Nonperforming loans (1)
Commercial and industrial	$79,046	$92,257	$94,153	$109,410	$145,991
Commercial real estate	6,425	14,557	14,846	14,559	26,742
Consumer	14,976	15,703	14,364	14,033	16,364
Total nonperforming loans ("NPL")	100,447	122,517	123,363	138,002	189,097
Foreclosed OREO and other NPA	20,399	17,613	19,125	19,788	20,344
Total nonperforming assets	$120,846	$140,130	$142,488	$157,790	$209,441
NPL as a percentage of total loans	0.87%	1.05%	1.00%	1.08%	1.40%
NPA as a percentage of loans plus OREO/other	1.05%	1.20%	1.15%	1.24%	1.55%
NPA as a percentage of total assets	0.61%	0.75%	0.76%	0.84%	1.14%
Total accruing loans 90 days or more past due	$3,906	$988	$1,399	$13,880	$7,260

(1)	Nonperforming loans do not include nonperforming loans held for sale of $3.4 million and $0.2 million at March 31, 2021 and December 31, 2020, respectively.

Table 8 – Noninterest Income

	For the Three Months Ended
(In thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Noninterest Income
Hedge revenue	$—	$—	$—	$169,248	$—
Investment advisory revenue	8,007	8,222	7,609	7,457	6,797
Trust services revenue	5,317	4,888	5,509	4,885	4,556
Service charges on deposit accounts	7,815	7,228	6,404	6,028	5,847
Mortgage banking income	1,387	1,587	2,115	3,062	3,535
Credit-related fees	4,134	5,477	3,849	4,766	4,202
Bankcard fees	1,695	1,919	1,753	1,775	1,745
Payroll processing revenue	1,377	1,258	1,490	1,309	1,255
SBA income	3,813	5,810	3,967	2,889	3,037
Other service fees	1,841	1,963	2,209	1,751	1,450
Securities gains, net	15,757	11	2,259	1,353	79
Other	10,969	8,111	6,532	5,222	88
Total noninterest income	$62,112	$46,474	$43,696	$209,745	$32,591

Table 9 – Noninterest Expenses

	For the Three Months Ended
(In thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Noninterest Expenses
Salaries and employee benefits	$60,818	$58,619	$57,070	$59,833	$51,734
Premises and equipment	11,054	10,709	10,374	11,036	10,716
Merger related expenses	4,169	6,267	—	—	2,105
Intangible asset amortization	4,686	4,836	4,986	5,164	5,299
Data processing	3,162	3,179	3,259	3,047	3,024
Software amortization	4,931	4,950	4,507	4,480	4,432
Consulting and professional fees	3,361	3,736	3,233	3,450	3,320
Loan related expenses	674	754	796	631	953
FDIC insurance	1,537	1,656	1,465	3,007	2,528
Communications	1,092	1,281	1,243	1,175	1,119
Advertising and public relations	1,082	1,487	927	956	716
Legal expenses	703	594	925	726	681
Other(1)	19,918	7,998	9,037	11,826	8,232
Total noninterest expenses	$117,187	$106,066	$97,822	$105,331	$94,859

(1)	3Q 2021 includes regulatory settlement of $9.9 million.

Table 10 – Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Efficiency ratio
Noninterest expenses (numerator)	$117,187	$106,066	$97,822	$105,331	$94,859
Net interest income	$136,126	$138,541	$142,748	$156,741	$154,042
Noninterest income	62,112	46,474	43,696	209,745	32,591
Operating revenue (denominator)	$198,238	$185,015	$186,444	$366,486	$186,633
Efficiency ratio	59.11%	57.33%	52.47%	28.74%	50.83%
Adjusted efficiency ratio
Noninterest expenses	$117,187	$106,066	$97,822	$105,331	$94,859
Less: merger related expenses	4,169	6,267	—	—	2,105
Less: regulatory settlement expenses	9,945	—	—	—	—
Less: expenses related to COVID-19 pandemic	—	—	—	215	235
Adjusted noninterest expenses (numerator)	$103,073	$99,799	$97,822	$105,116	$92,519
Net interest income	$136,126	$138,541	$142,748	$156,741	$154,042
Noninterest income	62,112	46,474	43,696	209,745	32,591
Plus: impairment charge on branch building	—	—	—	—	538
Less: securities gains, net	15,757	11	2,259	1,353	79
Adjusted noninterest income	46,355	46,463	41,437	208,392	33,050
Adjusted operating revenue (denominator)	$182,481	$185,004	$184,185	$365,133	$187,092
Adjusted efficiency ratio	56.48%	53.94%	53.11%	28.79%	49.45%
Tangible common equity ratio
Shareholders’ equity	$2,182,088	$2,202,738	$2,092,536	$2,121,102	$2,071,472
Less: goodwill and other intangible assets, net	(112,334)	(117,020)	(121,856)	(126,841)	(132,005)
Tangible common shareholders’ equity	2,069,754	2,085,718	1,970,680	1,994,261	1,939,467
Total assets	19,754,467	18,692,623	18,800,350	18,712,567	18,404,195
Less: goodwill and other intangible assets, net	(112,334)	(117,020)	(121,856)	(126,841)	(132,005)
Tangible assets	$19,642,133	$18,575,603	$18,678,494	$18,585,726	$18,272,190
Tangible common equity ratio	10.54%	11.23%	10.55%	10.73%	10.61%
Tangible book value per share
Shareholders’ equity	$2,182,088	$2,202,738	$2,092,536	$2,121,102	$2,071,472
Less: goodwill and other intangible assets, net	(112,334)	(117,020)	(121,856)	(126,841)	(132,005)
Tangible common shareholders’ equity	$2,069,754	$2,085,718	$1,970,680	$1,994,261	$1,939,467
Common shares outstanding	122,395,359	124,752,738	124,698,518	125,978,561	125,946,793
Tangible book value per share	$16.91	$16.72	$15.80	$15.83	$15.40

Table 10 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Return on average tangible common equity
Average common equity	$2,199,977	$2,114,127	$2,085,712	$2,072,030	$2,052,079
Less: average intangible assets	(115,213)	(120,125)	(125,042)	(130,146)	(135,491)
Average tangible common shareholders’ equity	$2,084,764	$1,994,002	$1,960,670	$1,941,884	$1,916,588
Net income	$83,986	$101,309	$106,425	$200,583	$49,315
Plus: intangible asset amortization, net of tax	3,582	3,694	3,809	3,939	4,042
Tangible net income	$87,568	$105,003	$110,234	$204,522	$53,357
Return on average tangible common equity(1)	16.66%	21.12%	22.80%	41.90%	11.08%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$2,084,764	$1,994,002	$1,960,670	$1,941,884	$1,916,588
Tangible net income	$87,568	$105,003	$110,234	$204,522	$53,357
Non-routine items:
Plus: merger related expenses	4,169	6,267	—	—	2,105
Plus: regulatory settlement expenses	9,945	—	—	—	—
Plus: expenses related to COVID-19 pandemic	—	—	—	215	235
Plus: impairment loss on branch building	—	—	—	—	538
Less: securities gains, net	15,757	11	2,259	1,353	79
Less: income tax effect of tax deductible non-routine items	(1,094)	1,477	(533)	(270)	664
Total non-routine items, after tax	(549)	4,779	(1,726)	(868)	2,135
Adjusted tangible net income	$87,019	$109,782	$108,508	$203,654	$55,492
Adjusted return on average tangible common equity(1)	16.56%	22.08%	22.44%	41.72%	11.52%
Adjusted return on average assets
Average assets	$18,963,484	$18,697,625	$18,837,133	$18,354,046	$18,248,014
Net income	$83,986	$101,309	$106,425	$200,583	$49,315
Return on average assets	1.76%	2.17%	2.29%	4.35%	1.08%
Net income	$83,986	$101,309	$106,425	$200,583	$49,315
Total non-routine items, after tax	(549)	4,779	(1,726)	(868)	2,135
Adjusted net income	$83,437	$106,088	$104,699	$199,715	$51,450
Adjusted return on average assets(1)	1.75%	2.28%	2.25%	4.33%	1.12%
Adjusted diluted earnings per share
Diluted weighted average common shares outstanding	124,598,096	125,548,794	125,621,508	126,408,959	126,094,868
Net income allocated to common stock	$83,429	$100,575	$105,829	$198,765	$48,884
Total non-routine items, after tax	(549)	4,779	(1,726)	(868)	2,135
Adjusted net income allocated to common stock	$82,880	$105,354	$104,103	$197,897	$51,019
Adjusted diluted earnings per share	$0.67	$0.84	$0.83	$1.57	$0.40
Adjusted pre-tax, pre-provision net revenue
Income before taxes	$109,458	$130,825	$136,884	$258,320	$58,801
Plus: provision (reversal) for credit losses	(28,407)	(51,876)	(48,262)	2,835	32,973
Plus: total non-routine items before taxes	(1,643)	6,256	(2,259)	(1,138)	2,799
Adjusted pre-tax, pre-provision net revenue	$79,408	$85,205	$86,363	$260,017	$94,573

(1)	Annualized.